Exhibit 21

                             Matlack Systems, Inc.
                       Subsidiaries at September 30, 1998

                                            Jurisdiction of
Name                                        Incorporation
----                                        -------------

Matlack (DE), Inc.                          Delaware
Bayonne Terminals, Inc.                     Pennsylvania
Matlack International, Inc.                 Delaware